Exhibit 5

January 22, 2009

The PNC Financial Services Group, Inc.

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Re:	The PNC Financial Services Group, Inc., Inc.
Registration Statement on Form S-8 Relating to the National City Savings and
Investment Plan, The PNC Financial Services Group, Inc. Supplemental Incentive
Savings Plan and The PNC Financial Services Group, Inc. and Affiliates Deferred
Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 4,400,000 shares of PNC’s common stock, par value $5.00 per share (the “Common Stock”), to be issued under the National City Savings and Investment Plan (the “401(k) Plan”), $30,000,000 of deferred compensation obligations to be issued under The PNC Financial Services Group, Inc. Supplemental Incentive Savings Plan (the “SISP”) and $10,000,000 of deferred compensation obligations to be issued under The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan (the “DCP”). We have examined such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion.

As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, it is our opinion that (i) the shares of Common Stock originally issued by the Company to participants under the 401(k) Plan, when issued and delivered by the Company in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable; and (ii) the deferred compensation obligations of PNC, when established pursuant to the terms of the SISP or the DCP, as the case may be, will be valid and binding obligations of PNC, enforceable against PNC in accordance with their terms except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting rights and remedies of creditors generally, and by general principles of equity. The opinion set forth above is limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS